Exhibit 99.1

Draper Oakwood Technology Acquisition, Inc. Announces Consummation of Business Combination with Reebonz Limited

December 19, 2018

SINGAPORE & NEW YORK --Draper Oakwood Technology Acquisition, Inc. (“DOTA”) (NASDAQ: “DOTA,” “DOTAU,” “DOTAR” and “DOTAW”) announced that, at its Special Meeting of Stockholders held today, DOTA stockholders approved the proposed business combination with Reebonz Limited (“Reebonz”), a leading online luxury marketplace and platform in the Asia Pacific region based in Singapore, and related matters. Immediately following the Special Meeting, DOTA and Reebonz consummated the business combination, pursuant to a definitive business combination agreement (the “Business Combination Agreement”) among DOTA, Reebonz and other parties. DOTA and Reebonz have become wholly owned subsidiaries of Reebonz Holding Limited, a Cayman Islands exempted company (“RBZ”). Pursuant to the business combination, each outstanding share of common stock of DOTA has become one ordinary share of RBZ, each outstanding warrant of DOTA has become one warrant of RBZ, each outstanding right of DOTA has been converted into one-tenth of an ordinary share of RBZ, and each outstanding unit of DOTA has been converted into one and one-tenth ordinary share of RBZ and one-half warrant of RBZ. In connection with the business combination, RBZ issued 17,318,294 ordinary shares to the prior securityholders of Reebonz, resulting in such prior securityholders owning approximately 75% of the outstanding ordinary shares of RBZ. RBZ has applied for listing of its ordinary shares and warrants on the NASDAQ Stock Market under the ticker “RBZ”. RBZ will file reports and other documents with the Securities and Exchange Commission as a foreign private issuer, and will report its financial information in accordance with International Financial Reporting Standards, as adopted by the International Accounting Standards Board. RBZ will be led by Reebonz's Chief Executive Officer and co-founder Samuel Lim, as Chairman and Chief Executive Officer.

The Board of Directors of RBZ is divided into three classes, designated as Class I, Class II and Class III. Directors assigned to Class I shall initially serve until the first annual general meeting of shareholders following the business combination; directors assigned to Class II shall initially serve until the second annual general meeting of shareholders following the business combination; and directors assigned to Class III shall initially serve until the third annual general meeting of shareholders following the business combination. Commencing with the first annual general meeting of shareholders following the business combination, each director of each class the term of which shall then expire shall, upon the expiration of his or her term, be eligible for re-election at such annual general meeting to hold office for a three-year term and until such director’s successor has been duly elected.

The members of Board of Directors of RBZ are:

Samuel Lim	Class III Director
Chua Kee Lock	Class II Director
Jeff Richards	Class I Director
Roderick Perry	Class III Director
Ali Erfan	Class I Director

Rod Perry, Executive Chairman of DOTA, welcomed the successful closing of our business combination with Reebonz Limited.

“We believe this excellent company will deliver outstanding growth in Asia over the next few years. The online luxury retail space is fast becoming its own category with multi-billion dollar market cap players emerging. We believe that Reebonz’s senior management team is a leader in this space and can combine the benefits of a Nasdaq listing with its multi-channel business model and existing market leadership in several Asian fast-growing markets to become a dominant player in the category. This we believe is a rare opportunity for investors to have public market access to a technology company entering its period of fastest growth.”

On this milestone, Samuel Lim, CEO of Reebonz said, “We are thankful to our shareholders, partners and customers for supporting us in our journey and in achieving this milestone. Over the course of the past decade, Reebonz has established itself as one of the leading brands in luxury ecommerce, building a unique ecosystem for our members. This transaction provides Reebonz access to the public markets to facilitate our growth strategy. We expect to the merger with DOTA to create long-term value for our shareholders.”

About Reebonz

Headquartered in Singapore and founded in 2009, Reebonz (pronounced “ribbons”) is the trusted online marketplace and platform for buying and selling new and preowned luxury products in the Asia Pacific region. Leveraging data and technology, Reebonz makes luxury accessible by operating as an eco-system of B2C e-tail and B2C marketplace for over 1,000 brands and 172 boutiques, supported by C2C marketplaces that enable individuals to sell through its platform. With an easy shopping experience, members can enjoy convenient access to the selection of products that Reebonz sources as well as from a curation multi-brand luxury boutiques from all around the world.

Advisors

Ellenoff Grossman & Schole LLP and Maples and Calder acted as legal advisors to DOTA, and Cowen and Company, LLC acted as financial advisors to DOTA. Exit Strategy Partners, LLC acted as a special M&A advisor to DOTA. Dentons Rodyk and Davidson LLP, Dentons US LLP and Dentons Cayman Islands acted as legal advisors to Reebonz.

Forward Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside DOTA’s, Reebonz’s or RBZ’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the ability to meet NASDAQ’s listing standards; costs related to the proposed business combination; Reebonz’s ability to manage growth; the reaction of Reebonz customers and suppliers to the business combination; Reebonz’s ability to identify and integrate other future acquisitions; rising costs adversely affecting Reebonz’s profitability; potential litigation involving DOTA or Reebonz or the validity or enforceability of Reebonz’s intellectual property; and general economic and market conditions impacting demand for Reebonz’s products. See the risk factors disclosed in the definitive proxy statement for the business combination for additional risks associated with the business combination. None of DOTA, Reebonz or RBZ undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Disclaimer

This release shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Contacts

Reebonz Holding Limited

ir@reebonz.com

Draper Oakwood Technology Acquisition, Inc.
Aamer A. Sarfraz, 713-213-7061
aamer@draperoakwood.com